Exhibit 99.1

Contact
Brent Turner	Valerie Evans
Psychiatric Solutions, Inc.	Horizon Health Corporation
Executive Vice President	Investor Relations
Finance and Administration	(972) 420-8200
(615) 312-5700

PSYCHIATRIC SOLUTIONS, INC. AND HORIZON HEALTH CORPORATION RECEIVE REQUEST FOR ADDITIONAL INFORMATION
UNDER U.S. HART-SCOTT-RODINO ACT

Franklin, Tennessee and Lewisville, Texas — (February 14, 2007) — Psychiatric Solutions, Inc. (NASDAQ: PSYS) (“PSI”) and Horizon Health Corporation (NASDAQ: HORC) (“Horizon Health”) today announced that they have received a request for additional information, commonly referred to as a Second Request, from the Federal Trade Commission (“FTC”) in connection with PSI’s pending acquisition of Horizon Health.  The Second Request extends the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Second Request relates to two markets. The companies intend to respond expeditiously to the Second Request and are working with the FTC to resolve their concerns.  The parties expect to close the transaction during the second quarter of 2007.

ABOUT PSI:

PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 75 owned or leased freestanding psychiatric inpatient facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands.  PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

ABOUT HORIZON HEALTH:

Horizon Health is an owner of behavioral health facilities and a leading manager of clinical services for acute care hospitals and employers. Horizon Health (i) operates freestanding behavioral health hospitals providing behavioral health care for children, adolescents and adults, (ii) provides contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals, and (iii) provides employee assistance programs to employers.

At November 30, 2006, Horizon Health owned/leased 15 behavioral health care facilities with approximately 1,561 licensed beds in 11 states.  Additionally, Horizon Health had 91 behavioral health program management contracts and 24 physical rehabilitation program

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PSYS and HORC Receive FTC Request

February 14, 2007

management contracts with acute care hospitals located in 36 states; 101 CQI+ mental health outcomes measurement contracts; and 908 contracts to provide employee assistance program services covering in excess of 4.8 million lives.

Forward-Looking Statements

Forward-looking statements speak only as of the date made.  We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made.  As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  They use words such as “expect,” “will be,” “intend,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Horizon Health and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger; including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure by PSI to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the amount of the costs, fees, expenses and charges related to the merger; and (7) other risks that are set forth in the “Risk Factors,” section and elsewhere in PSI’s and Horizon Health’s SEC filings, copies of which may be obtained by contacting PSI’s investor relations department via its website www.psysolutions.com and at  Horizon Health’s website, www.horizonhealth.com.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond PSI’s and Horizon Health’s ability to control or predict.

Important Additional Information Regarding the Merger has been and will be filed with the SEC.

In connection with the proposed merger, on January 19, 2007, Horizon Health filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES

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PSYS and HORC Receive FTC Request

February 14, 2007

AVAILABLE.  THE PRELIMINARY PROXY STATEMENT CONTAINS, AND THE DEFINITIVE PROXY STATEMENT WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.  Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available) and other documents filed by Horizon Health at the SEC website at http://www.sec.gov.  Those documents also may be obtained for free from Horizon Health by directing such request to Horizon Health Corporation, Investor Relations Department, 2941 S. Lake Vista Drive, Lewisville, Texas, 75067, telephone 972-420-8200.

Horizon Health and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger by virtue of their ownership of securities of Horizon Health.  Information concerning the interests of Horizon Health’s potential participants in the solicitation, which may be different than those of Horizon Health stockholders generally, is set forth in Horizon Health’s proxy statement for its Annual Meeting held on January 19, 2007 and Annual Report on Form 10-K for the fiscal year ended August 31, 2006, previously filed with the SEC.  Additional information regarding the interests of such potential participants is included in the preliminary proxy statement referred to above, and will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.

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